                                              EXHIBIT 11
                                 COMPUTATIONS OF EARNINGS PER SHARE

                                            (in thousands
                                     except earnings per share)
                                             (unaudited)

                                                   For the three months
                                                      ended March 31,
                                                  1997              1996

Shares used in the computation
of earnings per share:

Weighted daily average
  of shares outstanding                         4,641,833         4,465,927

  Shares used in the computation of
    primary earnings per shares                 4,821,344         4,646,490
                                            ==============    ==============
  Shares used in the computation of
   fully diluted earnings per share             4,839,246         4,668,500
                                            ==============    ==============

Net income used in the computation
 of earnings per common share               $       1,564     $       1,744
                                            ==============    ==============


  Primary earnings per common share         $        0.32     $        0.38
                                            ==============    ==============

  Fully diluted earnings per common share   $        0.32     $        0.37
                                            ==============    ==============